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                                  Exhibit 23.1

                     Consent of L.A. Champagne & Co., L.L.P.







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                    [L.A. CHAMPAGNE & CO., L.L.P. letterhead]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report on the financial statements of The Iberville Building and Loan Association (the "Association") dated January 16, 1998, except for Notes P, Q, R and S for which the date is May 13, 1998, in the prospectus for IBL Bancorp, Inc. (the "Company") constituting part of the Company's Registration Statement on Form SB-2, as amended on or about August 4, 1998, and the Association's Application for Conversion, as amended on or about August 4, 1998. We also consent to the reference to us under the heading "Experts" in the Prospectus contained in the Form SB-2, as amended on or about August 4, 1998, and the Application for Conversion on Form AC, as amended on or about August 4, 1998.

/s/ L.A. Champagne & Co., L.L.P.


August 4, 1998